Exhibit 99.1

FOR RELEASE, Friday, September 25, 2009	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS
Net Orders Up 62%; Net Loss Reduced 54%
LOS ANGELES (September 25, 2009) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported financial results for its third quarter ended August 31, 2009. Results for the quarter include:
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Revenues totaled $458.5 million, down 33% from $681.6 million in the third quarter of 2008, due to lower housing revenues. Third quarter housing revenues were $454.2 million, down 32% from $668.3 million in the year-earlier quarter, the result of a 20% year-over-year decrease in homes delivered to 2,240 and a 15% decline in the average selling price over the same period to $202,800.

•
The Company generated a net loss of $66.0 million, or $.87 per diluted share, in the third quarter of 2009. These results included pretax, noncash charges of $47.7 million for inventory and joint venture impairments and the abandonment of land option contracts. In the 2008 third quarter, the Company reported a net loss of $144.7 million, or $1.87 per diluted share, which included pretax, noncash charges of $82.2 million for inventory and joint venture impairments.

•
Company-wide net orders increased 62% in the third quarter to 2,158, up from 1,329 in the third quarter of 2008 with each of the Company’s geographic regions experiencing year-over-year net order growth. The Company’s backlog at August 31, 2009 totaled 3,722 homes, representing potential future housing revenues of approximately $734.1 million. A year earlier, the Company’s backlog totaled 4,774 homes, representing potential future housing revenues of approximately $1.13 billion.

•
On July 30, 2009, the Company issued $265.0 million in aggregate principal amount of 9.1% senior notes due 2017, using the net proceeds to purchase, pursuant to a simultaneous tender offer, $250.0 million in aggregate principal amount of its $350.0 million 6 3/8% senior notes due 2011. The two transactions effectively extended the maturity of $250.0 million of senior debt by six years, enhancing the maturity schedule of the Company’s outstanding public debt. Other than the maturity of the remaining $100.0 million of 6 3/8% senior notes in 2011, the Company’s next public debt maturity is in 2014 when $250.0 million of 5 3/4% senior notes become due. The Company had no borrowings outstanding under its revolving credit facility as of August 31, 2009.

•
The Company recently announced it has resumed homebuilding operations in the Washington, D.C. metro market, bolstering its presence in the southeastern United States and complementing its existing operations across Florida and the Carolinas. The Company believes its value-engineered product line, The Open SeriesTM, combined with its consumer-focused Built-to-OrderTM operating model will compete well in meeting the region’s growing demand for affordable, high-quality new homes.

“The housing market overall remains in a transition where it will likely be some time before we see meaningful improvement in the economic conditions that are essential to our industry’s future growth,” said Jeff Mezger, president and chief executive officer. “While tentative indications are that some negative economic trends are slowing or leveling out to varying degrees in certain markets, the ongoing impact of and the potential for increased foreclosures and mortgage delinquencies, higher unemployment, tighter credit standards, and relatively weak consumer confidence make the timing and extent of a sustained rebound still uncertain.”
“In this challenging environment, we significantly narrowed our third quarter net loss from a year ago through the disciplined execution of our strategic initiatives,” said Mezger. “Restoring the profitability of our homebuilding business remains our highest priority, and we continue to take actions to achieve this objective. These include our ongoing implementation of initiatives to generate cost reductions and operating efficiencies, carefully managing our inventory and developing innovative new products. Our new product line, The Open Series, embodies many of these strategies and was a primary contributor to the year-over-year increase in net orders we achieved in the third quarter. This product meets the preferences and needs of our core customer—the first-time homebuyer— in a cost-effective manner.”
“We are encouraged by the positive net order results we achieved in the quarter but remain cautious given the current economic climate,” continued Mezger. “While we have more work to do to return to profitability, we believe we are making progress on many fronts toward this goal.”
Total revenues were $458.5 million in the quarter ended August 31, 2009, decreasing 33% from $681.6 million in the third quarter of 2008. Third quarter housing revenues totaled $454.2 million, down 32% from $668.3 million in the year-earlier period, a result of decreases in both the number of homes delivered and the average selling price. The Company delivered 2,240 homes in the current quarter, a 20% decline from the 2,788 homes delivered in the year-earlier quarter, while the average selling price fell 15% over the same period to $202,800 from $239,700. Each of the Company’s geographic regions experienced year-over-year declines in average selling prices in the third quarter of 2009.
In the third quarter of 2009, the Company reduced its homebuilding operating loss by $65.7 million from the year-earlier quarter. The Company’s homebuilding business posted an operating loss of $42.1 million in the third quarter of 2009, including pretax, noncash charges of $24.5 million for inventory impairments and the abandonment of land option contracts that the Company no longer plans to pursue. In the prior year’s third quarter, the homebuilding operations recorded an operating loss of $107.8 million, which included similar pretax, noncash charges of $39.1 million. The Company’s housing gross margin improved by 7.2 percentage points to 11.1% in the third quarter of 2009 from 3.9% in the third quarter of 2008. Excluding inventory impairment and abandonment charges of $16.0 million in the third quarter of 2009 and $38.5 million in the third quarter of 2008, the housing gross margin in the respective periods would have been 14.6% and 9.6%. Land sales in the current quarter generated a loss of $8.4 million, including $8.5 million of impairment charges related to planned future land sales. This compares to a loss of $.4 million in the third quarter of 2008, which included impairment charges of $.6 million. Selling, general and administrative expenses totaled $83.9 million in the third quarter of 2009, a 37% decrease from $133.2 million in the year-earlier period. As a percentage of housing revenues, selling, general and administrative expenses were 18.5% in the third quarter of 2009, compared to 19.9% in the third quarter of 2008.
The Company’s equity in loss of unconsolidated joint ventures was $26.3 million in the third quarter of 2009, including $23.2 million of impairment charges, compared to a loss of $46.2 million in the third quarter of 2008, which included $43.1 million of impairment charges.
Financial services operations, which include the Company’s equity interest in an unconsolidated mortgage banking joint venture, reported pretax income of $5.6 million in the current quarter, compared to $6.0 million in the year-earlier quarter. This 6% decrease primarily reflected a decline in the number of loans originated by the joint venture, a result of the reduced number of homes delivered by the Company.
The Company generated a pretax loss of $77.0 million in the third quarter of 2009, reducing its $151.7 million pretax loss for the year-earlier quarter by nearly half. The Company posted a net loss of $66.0 million, or $.87 per diluted share, for the 2009 third quarter, including a $35.5 million charge to record an after-tax valuation allowance against the net deferred tax assets generated during the period. In the third quarter of 2008, the Company reported a net loss of $144.7 million, or $1.87 per diluted share, including an after-tax valuation allowance charge of $58.1 million.
Net orders increased to 2,158 in the third quarter of 2009, up 62% from 1,329 in the year-earlier period, primarily reflecting the Company’s well-received new product line, The Open Series, and a lower cancellation rate. The Company’s cancellation rate as a percentage of gross orders improved to 27% in the third quarter of 2009, compared to 51% in the third quarter of 2008. As a percentage of beginning backlog, the cancellation rate was 20% in the current quarter, compared to 22% in the year-earlier quarter. The Company’s backlog at the end of the 2009 third quarter decreased 22% to 3,722 homes from 4,774 homes at the end of the third quarter of 2008. At August 31, 2009, potential future housing revenues in backlog totaled $734.1 million, a 35% decrease from potential future housing revenues of $1.13 billion at August 31, 2008.
In the nine-month period ended August 31, 2009, Company-wide revenues totaled $1.15 billion, down 46% from $2.11 billion in the year-earlier period. Homes delivered in the first nine months of fiscal 2009 decreased 36% year-over-year to 5,446, and the average selling price decreased 12% year-over-year to $209,200. The Company posted a net loss of $202.5 million, or $2.64 per diluted share, in the first nine months of fiscal 2009, including pretax, noncash charges of $129.5 million for inventory and joint venture impairments and land option contract abandonments.

The net loss also reflected an after-tax charge of $89.9 million to record a valuation allowance against the net deferred tax assets generated during the current period. In the nine months ended August 31, 2008, the Company generated a net loss of $668.8 million, or $8.63 per diluted share, including pretax, noncash charges of $482.7 million for inventory and joint venture impairments and land option contract abandonments, and $24.6 million for goodwill impairment. The net loss for the first nine months of fiscal 2008 also included a $257.0 million after-tax valuation charge against the net deferred tax assets generated during the period.
The Conference Call on the Third Quarter 2009 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
KB Home, one of the nation’s premier homebuilders, has delivered hundreds of thousands of quality homes for families since its founding in 1957. The Company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning homes and communities meet the needs of first-time homebuyers with flexible designs that also appeal to move-up buyers and active adults. Los Angeles-based KB Home was named the #1 homebuilder on FORTUNE® magazine’s 2009 “World’s Most Admired Companies” list. This marks the second year in a row and the third time in the past four years that KB Home has achieved the top ranking. The Company trades under the ticker symbol “KBH,” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional asset impairments or abandonment charges and operating losses, including an oversupply of unsold homes and declining home prices, among other things; conditions in the capital and credit markets (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level; weak or declining consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government actions and regulations directed at or affecting the housing market, the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital, including our capacity under our unsecured revolving credit facility; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our plans to resume operations in the Washington, D.C. metro market) and cost reduction strategies; consumer interest in our new product designs, including The Open SeriesTM, and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months and Three Months Ended August 31, 2009 and 2008
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months
	2009	2008	2009	2008

Total revenues	$1,150,282	$2,114,899	$458,451	$681,610

Homebuilding:
Revenues	$1,145,014	$2,107,517	$456,348	$679,115
Costs and expenses	(1,299,990)	(2,726,697)	(498,453)	(786,943)

Operating loss	(154,976)	(619,180)	(42,105)	(107,828)

Interest income	6,410	29,240	1,131	6,686
Loss on early redemption/interest expense, net of amounts capitalized	(35,502)	(10,388)	(15,379)	(10,388)
Equity in loss of unconsolidated joint ventures	(47,811)	(91,564)	(26,315)	(46,203)

Homebuilding pretax loss	(231,879)	(691,892)	(82,668)	(157,733)

Financial services:
Revenues	5,268	7,382	2,103	2,495
Expenses	(2,569)	(3,317)	(915)	(1,085)
Equity in income of unconsolidated joint venture	8,977	12,880	4,432	4,578

Financial services pretax income	11,676	16,945	5,620	5,988

Total pretax loss	(220,203)	(674,947)	(77,048)	(151,745)
Income tax benefit	17,700	6,100	11,000	7,000

Net loss	$(202,503)	$(668,847)	$(66,048)	$(144,745)

Basic and diluted loss per share	$(2.64)	$(8.63)	$(.87)	$(1.87)

Basic and diluted average shares outstanding	76,656	77,464	76,329	77,565

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31,	November 30,
	2009	2008

Assets

Homebuilding:
Cash and cash equivalents	$953,510	$1,135,399
Restricted cash	104,180	115,404
Receivables	137,836	357,719
Inventories	1,911,317	2,106,716
Investments in unconsolidated joint ventures	172,147	177,649
Other assets	87,814	99,261

	3,366,804	3,992,148

Financial services	26,480	52,152

Total assets	$3,393,284	$4,044,300

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$427,463	$541,294
Accrued expenses and other liabilities	528,683	721,397
Mortgages and notes payable	1,812,839	1,941,537

	2,768,985	3,204,228

Financial services	10,787	9,467

Stockholders’ equity	613,512	830,605

Total liabilities and stockholders’ equity	$3,393,284	$4,044,300

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2009 and 2008
(In Thousands — Unaudited)

	Nine Months		Three Months
	2009	2008	2009	2008
Homebuilding revenues:

Housing	$1,139,472	$2,031,725	$454,212	$668,292
Land	5,542	75,792	2,136	10,823

Total	$1,145,014	$2,107,517	$456,348	$679,115

	Nine Months		Three Months
	2009	2008	2009	2008
Costs and expenses:

Construction and land costs
Housing	$1,066,882	$2,162,558	$404,006	$642,467
Land	15,461	159,655	10,569	11,265

Subtotal	1,082,343	2,322,213	414,575	653,732
Selling, general and administrative expenses	217,647	379,914	83,878	133,211
Goodwill impairment	—	24,570	—	—

Total	$1,299,990	$2,726,697	$498,453	$786,943

	Nine Months		Three Months
	2009	2008	2009	2008
Loss on early redemption/interest expense:

Interest incurred	$87,192	$112,641	$29,915	$35,736
Loss on early redemption of debt	976	10,388	976	10,388
Interest capitalized	(52,666)	(112,641)	(15,512)	(35,736)

Total	$35,502	$10,388	$15,379	$10,388

	Nine Months		Three Months
	2009	2008	2009	2008
Other information:

Depreciation and amortization	$5,354	$10,484	$1,752	$4,143
Amortization of previously capitalized interest	78,832	86,258	35,460	31,360

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2009 and 2008
(Unaudited)

	Nine Months		Three Months
	2009	2008	2009	2008
Average sales price:

West Coast	$311,700	$359,100	$306,500	$353,800
Southwest	177,000	233,700	161,800	224,600
Central	157,700	173,300	148,900	180,900
Southeast	173,400	211,100	172,600	202,300

Total	$209,200	$238,300	$202,800	$239,700

	Nine Months		Three Months
	2009	2008	2009	2008
Homes delivered:

West Coast	1,589	1,948	669	731
Southwest	822	1,699	314	425
Central	1,755	2,507	783	745
Southeast	1,280	2,372	474	887

Total	5,446	8,526	2,240	2,788

Unconsolidated joint ventures	115	194	37	45

	Nine Months		Three Months
	2009	2008	2009	2008
Net orders:

West Coast	1,978	1,877	591	361
Southwest	936	1,228	355	282
Central	2,478	1,701	808	506
Southeast	1,503	2,172	404	180

Total	6,895	6,978	2,158	1,329

Unconsolidated joint ventures	90	218	17	39

	August 31, 2009		August 31, 2008
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data: (Dollars in thousands)

West Coast	970	$293,329	1,119	$391,525
Southwest	462	75,439	835	190,279
Central	1,444	218,430	1,205	230,154
Southeast	846	146,896	1,615	321,321

Total	3,722	$734,094	4,774	$1,133,279

Unconsolidated joint ventures	42	$15,456	233	$136,918